Exhibit 9

May 15, 2002

Division of Investment Management

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Variable Separate Account Nine

AIG SunAmerica Life Assurance Company (formerly known as and currently doing business as Anchor National Life Insurance Company) ("Anchor National")

File Nos. 333-88414 and 811-21096

Dear Madam/Sir:

Referring to this Registration Statement on behalf of Variable Separate Account Nine (the "Account") and the Registration Statement on Form N-4, accession number 0001172804-02-000004 (the "Registration Statements") on behalf of Variable Separate Account Nine, and having examined and being familiar with the Articles of Incorporation and By-Laws of Anchor National, the applicable resolutions relating to the Account and other pertinent records and documents, I am of the opinion that:

1) Anchor National is a duly organized and existing stock life insurance company under the laws of the State of Arizona;

2) the Account is a duly organized and existing separate account of Anchor National;

3) the annuity contracts being registered by the Registration Statements will, upon sale thereof, be legally issued, fully paid and nonassessable, and, to the extent that they are construed to constitute debt securities, will be binding obligations of Anchor National, except as enforceability may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally.

I am licensed to practice only in the State of California, and the foregoing opinions are limited to the laws of the State of California, the general opinions are limited to the laws of the State of California, the general corporate law of the State of Arizona and federal law. I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the Registration Statements on Form N-4 of the Account.

Very truly yours,

/s/ Christine A. Nixon

Christine A. Nixon

Vice President and Secretary